Exhibit 99.1

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE COMMON STOCK OFFERINGS]1

SUBJECT TO COMPLETION, DATED [•], 2014

PRELIMINARY PROSPECTUS SUPPLEMENT
(to Prospectus dated [•], 2014)

Fifth Street Senior Floating Rate Corp.

[•] Shares

Common Stock

We are offering [•] shares of our common stock. Our investment objective is to maximize our portfolio’s total return by generating current income from our debt investments while seeking to preserve our capital. We intend to achieve our investment objective by investing primarily in senior secured loans, including first lien, unitranche and second lien debt instruments, that pay interest at rates which are determined periodically on the basis of a floating base lending rate, made to middle market companies whose debt is rated below investment grade, which we refer to collectively as “senior loans.” We use the term “unitranche” to refer to debt instruments that combine both senior and subordinated debt into one debt instrument. We may also invest in senior unsecured loans issued by private middle market companies and, to a lesser extent, subordinated loans issued by private middle market companies and senior and subordinated loans issued by public companies. Under normal market conditions, at least 80% of the value of our net assets plus borrowings for investment purposes will be invested in floating rate senior loans.

The companies in which we invest are typically highly leveraged, and, in most cases, our investments in such companies are not rated by any rating agency. If such investments were rated, we believe that they would likely receive a rating from a nationally recognized statistical rating organization of below investment grade (i.e., below BBB- or Baa), which is often referred to as “junk.” Exposure to below investment grade securities involves certain risks, and those securities are viewed as having predominately speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

A portion of our investment portfolio consists of debt investments for which issuers are not required to make principal payments until the maturity of the senior loans, which would result in a substantial loss to us if such issuers are unable to refinance or repay their debt at maturity. In addition, substantially all of our debt investments have variable interest rates that reset periodically based on benchmarks such as London-Interbank Offered Rate and the prime rate. As a result, significant increases in such benchmarks in the future would make it more difficult for these borrowers to service their obligations under the debt investments that we hold.

We were formed in May 2013 as a Delaware corporation and structured as an externally managed, closed-end, non-diversified management investment company. We have elected to be treated as a business development company under the Investment Company Act of 1940 and elected to be treated and qualified as a regulated investment company under Subchapter M of the Internal Revenue Code for U.S. federal income tax purposes. We are managed by Fifth Street Management LLC and FSC CT, Inc. provides the administrative services necessary for us to operate. We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “FSFR.” As of August [•], 2014 and March 31, 2014, the last reported sale price of our common stock on the NASDAQ Global Select Market was $[•] and $14.38, respectively. We are required to determine the net asset value per share of our common stock on a quarterly basis. Our net asset value per share of our common stock as of March 31, 2014 was $15.13.

1 In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

An investment in our common stock is very risky and highly speculative. Shares of closed-end investment companies, including business development companies, frequently trade at a discount to their net asset value. If our shares trade at a discount to our net asset value, it may increase the risk of loss for purchasers in an offering. The offering price per share of our common stock, less any underwriting commissions or discounts, will not be less than the net asset value per share of our common stock at the time of the offering, except (i) with the requisite approval of our stockholders or (ii) under such other circumstances as the Securities and Exchange Commission may permit. In this regard, on July 10, 2014, our stockholders voted to allow us to issue common stock at a price below net asset value per share, subject to certain limitations, for the period ending on the earlier of (i) the one year anniversary of the date of the stockholder approval or (ii) the date of our 2015 annual meeting of stockholders, which is expected to be held in March 2015. In addition, we cannot issue shares of our common stock below net asset value unless our Board of Directors determines that it would be in our and our stockholders’ best interests to do so. Sales of common stock at prices below net asset value per share dilute the interests of existing stockholders, have the effect of reducing our net asset value per share and may reduce our market price per share. See “Sale of Common Stock Below Net Asset Value” in this prospectus supplement and “Sales of Common Stock Below Net Asset Value” the accompanying prospectus. In addition, the companies in which we invest are subject to special risks. See “Risk Factors” beginning on page [17] of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our common stock.

This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in our common stock. Please read this prospectus supplement and the accompanying prospectus before investing and keep them for future reference. We file periodic reports, current reports, proxy statements and other information with the Securities and Exchange Commission. This information is available free of charge by contacting us at 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830 or by telephone at (203) 681-3600 or on our website at fsfr.fifthstreetfinance.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider that information to be part of this prospectus supplement or the accompanying prospectus. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains information about us.

	Per Share	Total
Public offering price	$	$
Sales load (underwriting discount)	$	$
Proceeds, before expenses, to us(1)	$	$

(1)	We estimate that we will incur, and therefor our common stockholders will indirectly incur, approximately $[•] (or $[•] per share of the shares sold in this offering) of expenses relating to this offering, resulting in net proceeds, after sales load (underwriting discount) and expenses, to us of approximately $[•] million (or $[•] per share of the shares sold in this offering).

The underwriters expect to deliver the shares on or about [•], 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters an option, exercisable at any time until 30 days after the date of this prospectus supplement, to purchase up to [•] additional shares of our common stock.

[UNDERWRITERS]

The date of this prospectus supplement is [•], 2014.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page
Prospectus Summary
About the Offering
Fees and Expenses
Selected Financial and Other Data
Risk Factors
Special Note Regarding Forward-Looking Statements
Use of Proceeds
Price Range of Common Stock And Distributions
Management’s Discussion And Analysis of Financial Condition and Results of Operations
Senior Securities
Business
Portfolio Companies
Management
Portfolio Management
Investment Advisory Agreement
Administration Agreement
License Agreement
Certain Relationships and Related Party Transactions
Control Persons and Principal Stockholders
Dividend Reinvestment Plan
Description of Our Capital Stock
Sales of Common Stock Below Net Asset Value
Material U.S. Federal Income Tax Considerations
Regulation
Plan of Distribution
Custodian, Transfer and Distribution Paying Agent and Registrar
Brokerage Allocation and Other Practices
Legal Matters
Independent Registered Public Accounting Firm
Available Information
Privacy Notice
Index to Financial Statements

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer to sell, or a solicitation of an offer to buy, any shares of our common stock by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our common stock. Our financial condition, results of operations and/or prospects may have changed since those dates. To the extent required by law, we will amend or supplement the information contained in this prospectus supplement and the accompanying prospectus to reflect any material changes to such information subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of any offering pursuant to this prospectus supplement and the accompanying prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from or is additional to the information contained in the accompanying prospectus, you should rely only on the information contained in this prospectus supplement. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Available Information” before investing in our common stock.

Forward-Looking Statements

Information contained in this prospectus supplement and the accompanying prospectus may contain forward-looking statements. In addition, forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology. The matters described in “Risk Factors” in the accompanying prospectus and certain other factors noted throughout this prospectus supplement and the accompanying prospectus constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, or the Securities Act. For a list of factors that could affect these forward-looking statements, see “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the accompanying prospectus.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that is important to you. To understand the terms of the common stock offered pursuant to this prospectus supplement and the accompanying prospectus, you should read the entire prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the shares we are offering. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ option to purchase additional shares.

Unless otherwise noted, the terms “we,” “us,” “our,” the “Company” and “FSFR” refer to Fifth Street Senior Floating Rate Corp. In addition, the terms “Fifth Street Management” and “investment adviser” refer to Fifth Street Management LLC, our external investment adviser. The term “administrator” or “FSC CT” refers to FSC CT, Inc., our administrator.

We also use the term “unitranche” to refer to debt instruments that combine both senior and subordinated debt into one debt instrument. Unitranche debt instruments typically pay a higher rate of interest than traditional senior debt instruments, but also pose greater risk associated with a lesser amount of asset coverage.

Fifth Street Senior Floating Rate Corp.

We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. In addition, for U.S. federal income tax purposes, we elected to be treated and qualified as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the “Code,” commencing with our first taxable year ended September 30, 2013.

Our investment objective is to maximize our portfolio’s total return by generating current income from our debt investments while seeking to preserve our capital. We intend to achieve our investment objective by investing primarily in senior secured loans, including first lien, unitranche and second lien debt instruments, that pay interest at rates which are determined periodically on the basis of a floating base lending rate, made to private middle market companies whose debt is rated below investment grade, which we refer to collectively as “senior loans.” We may also invest in senior unsecured loans issued by private middle market companies and, to a lesser extent, subordinated loans issued by private middle market companies and senior and subordinated loans issued by public companies. Under normal market conditions, at least 80% of the value of our net assets plus borrowings for investment purposes will be invested in floating rate senior loans. This policy may be changed by our Board of Directors with at least 60 days’ prior written notice provided to stockholders to the extent such a change would not affect our ability to maintain our election as a BDC.

Senior loans typically pay interest at rates which are determined periodically on the basis of the London-Interbank Offered Rate, or LIBOR, plus a premium. The senior loans in which we invest are typically made to U.S. and, to a limited extent, non-U.S. corporations, partnerships and other business entities which operate in various industries and geographical regions. Senior loans typically are rated below investment grade. Securities rated below investment grade are often referred to as “leveraged loans,” “high yield” securities or “junk,” and may be considered a higher risk than debt instruments that are rated investment grade. We target senior loans that generally bear annual interest at a rate of LIBOR plus a 5.0% premium (with a LIBOR floor), and for our investments that are not considered senior loans, we target an annual interest rate of LIBOR plus a 9.0% premium (with a LIBOR floor). We may make investments with interest rates that differ from our target rates and will periodically reassess our target rates in light of prevailing market conditions.

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We invest in senior loans made primarily to private leveraged middle market companies with approximately $20 million to $100 million of earnings before interest, taxes, depreciation and amortization, or EBITDA. Our business model is focused primarily on the direct origination of investments through portfolio companies or their financial sponsors. Our investments generally range between $3 million and $20 million each, although we expect that this investment size will vary proportionately with the size of our capital base. In addition, we may invest a portion of our portfolio in other types of investments, which we refer to as opportunistic investments, which are not our primary focus, but are intended to enhance our overall returns. These opportunistic investments may include, but are not limited to, direct investments in public companies that are not thinly traded and securities of leveraged companies located in select countries outside of the United States. We may invest up to 30% of our total assets in such opportunistic investments, including senior loans issued by non-U.S. issuers, subject to compliance with our regulatory obligations as a BDC under the 1940 Act. See “Regulation as a Business Development Company.”

We are managed by Fifth Street Management and FSC CT, Inc. provides the administrative services necessary for us to operate. We believe that our ability to leverage the existing investment management and administrative support platforms of Fifth Street Management and FSC CT, Inc., respectively, enables us to operate more efficiently and with lower overhead costs than other newly formed funds of comparable size.

From the time we commenced operations on June 29, 2013 through [•], 2014, we originated $[•] million of funded debt investments. As of [•], 2014, our portfolio totaled $[•] million at fair value and was comprised of [•] investments in operating companies. The [•] debt investments in our portfolio as of [•], 2014 had a weighted average debt to EBITDA multiple of [•] calculated at the time of origination of the investment. The weighted average annual yield of our debt investments as of [•], 2014 was approximately [•]%, of which [•]% represented cash payments and [•]% represented other non-cash items. The weighted average annual yield of our debt investments does not, however, represent the return on investment for our stockholders.

On November 1, 2013, FS Senior Funding LLC, our wholly-owned, special purpose financing subsidiary, entered into a revolving credit facility with the lenders referred to therein, Natixis, New York Branch, as administrative agent, and U.S. Bank National Association, as collateral agent and custodian (the “Credit Facility”). Borrowings under the Credit Facility are subject to certain customary advance rates and accrue interest at a rate equal to either the applicable commercial paper rate (subject to an overall cap) plus 1.90% per annum in the case of a lender that is a commercial paper conduit or otherwise the three-month LIBOR plus 2.00% per annum. In addition, there is a commitment fee payable on the undrawn amount under the credit facility equal to 1.00% (or 0.50% for the first six months after the closing date) of such undrawn amount. Interest and commitment fees are payable quarterly in arrears. The reinvestment period under the Credit Facility ends 18 months after the closing date and the Credit Facility will mature on November 1, 2021.

As of [•], 2014, we had $[•] million of borrowings outstanding under the Credit Facility, which had a fair value of $[•] million. A majority of our investments are held, in whole or in part, indirectly through FS Senior Funding LLC. The borrowings under the Credit Facility are secured by all of the assets of FS Senior Funding LLC and all of our equity interest in FS Senior Funding LLC. We may use the Credit Facility to fund a portion of FS Senior Funding LLC’s loan origination activities and for general corporate purposes. Each loan origination under the Credit Facility is subject to the satisfaction of certain conditions. Our borrowings under the Credit Facility bore interest at a weighted average interest rate of [•]% for the six months ended [•], 2014. For the [•] and [•] months ended [•], 2014, we recorded interest expense of $[•] million and $[•] million, respectively, related to the Credit Facility.

As a BDC, we are required to comply with certain regulatory requirements, including limitations on our use of debt. We are permitted to, and expect to, finance our investments through borrowings. However, as a BDC, we are only generally allowed to borrow amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowing. The amount of leverage that we employ will depend on our assessment of market conditions and other factors at the time of any proposed borrowing, such as the maturity, covenant package and rate structure of the proposed borrowings, our ability to raise funds through the issuance of shares of our common stock and the risks of such borrowings within the context of our investment outlook. Ultimately, we only intend to use leverage if the expected returns from borrowing to make investments will exceed the cost of such borrowing. We are currently targeting a debt to equity ratio of 0.85x (i.e., we aim to have one dollar of equity for each $0.85 of debt outstanding).

As a RIC, we generally will not have to pay corporate-level federal income taxes on any net ordinary income or realized net capital gains that we distribute to our stockholders if we meet certain source-of-income, annual distribution and asset diversification requirements.

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Our Investment Adviser

Our investment adviser, Fifth Street Management, is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or the “Advisers Act.” Our investment adviser serves pursuant to the investment advisory agreement in accordance with the Advisers Act, under which it receives a management fee as a percentage of our gross assets and incentive fees as a percentage of our ordinary income and capital gains from us.

Our investment adviser also currently serves as the investment adviser to Fifth Street Finance Corp. (“FSC”), a BDC founded and managed by our vice chairman and chief executive officer, Leonard M. Tannenbaum, who has led the investment of approximately $5.0 billion in small and mid-sized companies and the origination of over 180 investment transactions since 1998. In focusing on senior loans that bear interest on the basis of a floating base lending rate, our primary investment focus differs from that of FSC, which focuses more generally on debt and equity investments in small and mid-sized companies. However, there may be overlap in terms of our targeted investments. See “— Material Conflicts of Interest.”

We benefit from our investment adviser’s ability to identify attractive investment opportunities, conduct diligence on and value prospective investments, negotiate investments and manage a diversified portfolio of those investments. The principals of our investment adviser have broad investment backgrounds, with prior experience at investment funds, investment banks and other financial services companies and have developed a broad network of contacts within the private equity community. This network of contacts provides our principal source of investment opportunities.

The key principals and members of senior management of our investment adviser are Leonard M. Tannenbaum, our vice chairman and chief executive officer as well as our investment adviser’s managing partner, Bernard D. Berman, our chairman and a partner of our investment adviser, Ivelin M. Dimitrov, our president and chief investment officer and a partner of our investment adviser, Sunny K. Khorana, a partner of our investment adviser, Casey J. Zmijeski, a partner of our investment adviser, Alexander C. Frank, a partner of our investment adviser, and Steven M. Noreika, the chief financial officer and a partner of our investment adviser.

Business Strategy

Our investment objective is to maximize our portfolio’s total return by generating current income from our debt investments while seeking to preserve our capital. We have adopted the following business strategy to achieve our investment objective. However, there can be no assurances that we will be able to successfully implement our business strategy and, as a result, meet our investment objective.

•	Concentrate on floating rate senior loans. We concentrate on senior loans that bear interest based on a floating rate. We believe that senior loans, which are often supported by a pledge of collateral, provide us with adequate protection and attractive risk-adjusted returns. However, we can provide no assurance that any collateral will be sufficient to pay interest due or repay principal in the event of a default by a portfolio company. In addition, with interest rates at historically low levels, we believe that investing in floating rate loans provides us with positive exposure to any future period of rising interest rates.

•	Capitalize on our investment adviser’s strong relationships with private equity sponsors. Our investment adviser has developed an extensive network of relationships with private equity sponsors that invest in middle market companies, which should serve as a significant source of investment opportunities for us. We believe that the strength of these relationships is due to a common investment philosophy, a consistent market focus, a rigorous approach to diligence and a reputation for delivering on commitments. Although our interests may not always be aligned with our private equity sponsors given their position as the equity holder and our position as the debt holder in our portfolio companies, we believe that private equity sponsors provide significant benefits including incremental due diligence, additional monitoring capabilities and a potential source of capital and operational expertise for our portfolio companies.

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•	Focus on established middle market companies. We believe that there are fewer finance companies focused on transactions involving middle market companies than finance companies focused on larger companies, and that this is one factor that allows us to negotiate favorable investment terms. Such favorable terms include higher debt yields and lower leverage levels, as well as more significant covenant protection than typical of transactions involving larger companies. We target companies with established market positions, seasoned management teams, proven products and services and strong regional or national operations. We believe that these companies possess better risk-adjusted return profiles than newer companies that are in the early stages of building management teams and/or a revenue base.

•	Make direct originations. Over the last several years, the principals of our investment adviser have developed an origination strategy that we believe allows us to directly originate a significant portion of our investments. We believe that the benefits of direct originations include, among other things, our ability to control the structuring of investment protections and to generate origination and prepayment fees.

•	Benefit from the large pool of uninvested private equity capital likely to seek complementary senior debt financing. We expect that private equity firms will continue to be active investors in middle market companies. These private equity funds generally seek to leverage their investments by combining their capital with senior secured loans and/or mezzanine debt provided by other sources, and we believe that our capital is well-positioned to partner with such equity investors. We expect such activity to be funded by the substantial amounts of private equity capital that have been raised in recent years.

•	Selectively participate in a broad pipeline of capital market transactions. In addition to making direct originations, we also acquire senior loans through assignments or participations of interests in such loans. To do so, we utilize our investment adviser’s extensive network of sponsor and bank relationships to review a wide variety of transactions. This robust pipeline should allow us to efficiently deploy capital and make investments in selected companies that align with our investment objective.

•	Employ disciplined underwriting policies and rigorous portfolio management. Our investment adviser has developed an extensive underwriting process which includes a review of the prospects, competitive position, financial performance and industry dynamics of each potential portfolio company. In addition, we perform substantial diligence on potential investments and seek to invest alongside private equity sponsors who have proven capabilities in building value. As part of the monitoring process, our investment adviser analyzes monthly and quarterly financial statements versus previous periods and years, reviews financial projections, compliance certificates and covenants and meets with management.

•	Structure our investments to minimize risk of loss and achieve attractive risk-adjusted returns. We seek to structure our aggregate investments on a basis that we believe presents reasonable risk with high cash yields and cash structuring fees. Our investments typically have strong protections, including default penalties, prepayment fees, information rights and affirmative, negative and financial covenants, such as lien protection and prohibitions against change of control. We believe that these protections, coupled with the other features of our investments described above, allow us to reduce our risk of capital loss and should enable us to achieve attractive risk-adjusted returns; however, there can be no assurance that we will be able to successfully structure our investments to minimize risk of loss or achieve attractive risk-adjusted returns.

•	Leverage the skills and experience of our investment adviser. The principals of our investment adviser have broad investment backgrounds, with prior experience at private investment funds, investment banks and other financial services companies and collectively they also have experience managing distressed companies. We believe that our investment adviser’s expertise in valuing, structuring, negotiating and closing transactions provides us with a competitive advantage by allowing us to provide financing solutions that meet the needs of our portfolio companies while adhering to our underwriting standards.

Risk Factors

Investing in our securities involves a high degree of risk. You should consider carefully the information found in “Risk Factors” beginning on page 17 of the accompanying prospectus, including the following risks:

•	Economic recessions or downturns may have a material adverse effect on our business, financial condition and results of operations, and could impair the ability of our portfolio companies to repay loans.

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•	We have a limited operating history.
•	A significant portion of our investment portfolio is recorded at fair value as determined in good faith by our Board of Directors and, as a result, there is uncertainty as to the value of our portfolio investments.
•	Our business model depends to a significant extent upon strong referral relationships with private equity sponsors, and the inability of the principals of our investment adviser to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.
•	There are significant potential conflicts of interest, including our investment adviser’s management of FSC and certain private investment funds, which could impact our investment returns; you will not be purchasing an investment in FSC.
•	We may face competition for investment opportunities, which could reduce returns and result in losses.
•	We borrow money, which magnifies the potential for loss on amounts invested in us and may increase the risk of investing in us.
•	Because we intend to distribute between 90% and 100% of our income to our stockholders in connection with our election to be treated as a RIC, we will continue to need additional capital to finance our growth. If additional funds are unavailable or not available on favorable terms, our ability to grow will be impaired.
•	Regulations governing our operation as a BDC and RIC affect our ability to raise, and the way in which we raise, additional capital or borrow for investment purposes, which may have a negative effect on our growth.
•	We will be subject to corporate-level income tax on all of our income if we are unable to maintain qualification as a RIC under Subchapter M of the Code or do not satisfy the annual distribution requirement.
•	We may not be able to pay you distributions, and if we are able to pay you distributions, our distributions may not grow over time and/or a portion of our distributions may be a return of capital.
•	Our investments in portfolio companies may be risky, including the risk that the collateral underlying our investments will not be sufficient to cover interest due and principal, and we could lose all or part of our investment.
•	Defaults by our portfolio companies would harm our operating results.
•	The inability of our portfolio companies to pay interest and principal when due may contribute to a reduction in the net asset value per share of our common stock, our ability to pay dividends and to service our contractual obligations, and may negatively impact the market price of our common stock and other securities that we may issue.
•	Changes in interest rates may increase our cost of capital, reduce the ability of our portfolio companies to service their debt obligations and decrease our net investment income.
•	A general increase in interest rates would likely have the effect of increasing our net investment income, which would make it easier for our investment adviser to receive incentive fees.
•	Investors may lose all or part of their investment in us.
•	We may expose ourselves to risks if we engage in hedging transactions.
•	Shares of closed-end investment companies, including BDCs, may trade at a discount to their net asset value.
•	The market price of our common stock may fluctuate significantly.
•	We may be unable to invest a significant portion of the net proceeds from an offering on acceptable terms within an attractive timeframe.

See “Risk Factors” beginning on page 17 of the accompanying prospectus for a more robust discussion of these and other risks you should carefully consider before deciding to invest in our common stock.

Corporate Information

Our principal executive office is located at 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830 or by telephone at (203) 681-3600. We maintain a website on the Internet at fsfr.fifthstreetfinance.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider that information to be part of this prospectus supplement or the accompanying prospectus.

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About the Offering

Common stock offered by us	[•]

Common stock outstanding prior to this offering	[•]

Common stock to be outstanding after this offering (assuming no exercise of the underwriters’ option to purchase additional shares)	[•]

Option to purchase additional shares	[•]

Use of proceeds

We intend to use the net proceeds from this offering to make investments in accordance with our investment objective and strategies described in this prospectus supplement and the accompanying prospectus and may also use such funds for general corporate purposes, including for working capital requirements. We will invest any idle funds primarily in high quality, short-term debt securities, consistent with our business development company election and our election to be taxed as a RIC, at yields significantly below those we expect to earn on investments in small and mid-sized companies.

Sales of Common Stock Below Net Asset Value

The offering price per share of our common stock, less any underwriting commissions or discounts, will not be less than the net asset value per share of our common stock at the time of the offering, except (i) with the requisite approval of our stockholders or (ii) under such other circumstances as the Securities and Exchange Commission may permit. In this regard, on July 10, 2014, our stockholders voted to allow us to issue common stock at a price below net asset value per share for the period ending on the earlier of (i) the one year anniversary of the date of the stockholder approval or (ii) the date of our 2015 annual meeting of stockholders so long as the price is not more than 25% below the then current net asset value per share of our common stock and the aggregate issuances of shares of common stock pursuant to this authority will not dilute the per share net asset value of our common stock by more than 25% on a cumulative basis. In addition, we cannot issue shares of our common stock below net asset value unless our Board of Directors determines that it would be in our and our stockholders’ best interests to do so. Sales of common stock at prices below net asset value per share dilute the interests of existing stockholders, have the effect of reducing our net asset value per share and may reduce our market price per share. In addition, continuous sales of common stock below net asset value may have a negative impact on total returns and could have a negative impact on the market price of our shares of common stock. See “Sales of Common Stock Below Net Asset Value” in this prospectus supplement and the accompanying prospectus.

NASDAQ Global Select Market symbol	FSFR

6

Investment Advisory Fees

Fifth Street Management serves as our investment adviser. We pay Fifth Street Management a fee for its services under the investment advisory agreement consisting of two components — a base management fee and an incentive fee. The base management fee is calculated at an annual rate of 1% of our gross assets (i.e., total assets held before deduction of any liabilities), which includes investments acquired with the use of leverage and excludes cash and cash equivalents. The base management fee is calculated based on the average value of our gross assets at the end of the two most recently completed quarters. The fact that our base management fee is payable based upon our gross assets may encourage Fifth Street Management to use leverage to make additional investments.

The incentive fee consists of two parts. The first part is calculated and payable quarterly in arrears and equals 20% of our “Pre-Incentive Fee Net Investment Income” for the quarter, subject to a preferred return, or “hurdle,” and a “catch up” feature. For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including (i) any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that we receive from portfolio companies), (ii) any gain realized on the extinguishment of our own debt and (iii) any other income of any kind that we are required to distribute to our stockholders in order to maintain our RIC status) accrued during the quarter, minus our operating expenses for the quarter (including the base management fee, expenses payable under our administration agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind (“PIK”) interest and zero coupon securities), accrued income that we have not yet received and may never receive in cash if the portfolio company is unable to satisfy its payment obligations to us. While we may make incentive fee payments on income accruals that we may not collect in the future and with respect to which we do not have a formal “claw back” right against our investment adviser per se, the amount of accrued income written off in any period will reduce our realized or unrealized capital gains in the period in which such write-off was taken and thereby may reduce such period’s incentive fee payment. The second part is determined and payable in arrears as of the end of each fiscal year (or upon termination of the investment advisory agreement) and equals 20% of our “Incentive Fee Capital Gains,” which equals our realized capital gains on a cumulative basis from inception through the end of the year, if any, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fee. See “Investment Advisory Agreement” in the accompanying prospectus.

Administration Agreement	FSC CT, Inc. serves as our administrator. We reimburse our administrator for the allocable portion of overhead and other expenses incurred by our administrator in performing its obligations under the administration agreement, including rent and our allocable portion of the costs of compensation and related expenses of our chief financial officer and chief compliance officer, and their staffs. See “Administration Agreement” in the accompanying prospectus.

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Distributions	We have made, and intend to continue to make, quarterly distributions to our stockholders. The amount of our distributions, if any, will be determined by our Board of Directors. Any distributions to our stockholders will be declared out of assets legally available for distribution. We anticipate that our distributions will be paid from taxable earnings, including interest and capital gains generated by our investment portfolio. However, if we do not generate sufficient taxable earnings during any fiscal year, a portion of our distributions for such year may constitute a return of capital. The specific tax characteristics of our distributions will be reported to stockholders after the end of each calendar year.

Taxation	We elected to be treated for U.S. federal income tax purposes, and qualified as a RIC under Subchapter M of the Code commencing with our first taxable year ended September 30, 2013. Accordingly, we generally will not pay corporate-level federal income taxes on any net ordinary income or realized net capital gains that we timely distribute to our stockholders as dividends. To obtain and maintain our RIC tax treatment, we must meet specified source-of-income and asset diversification requirements and distribute annually at least 90% of our net ordinary income and realized net short-term capital gains in excess of realized net longterm capital losses, if any. Depending on the level of taxable income earned in a tax year, we may choose to carry forward taxable income in excess of current year distributions into the next tax year and pay a 4% excise tax on such income. Any such carryover taxable income must be distributed through a dividend declared prior to filing the final tax return related to the year which generated such taxable income. See “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Dividend Reinvestment Plan	We have adopted a dividend reinvestment plan for our stockholders. The dividend reinvestment plan is an “opt out” reinvestment plan. As a result, when we declare a distribution, then stockholders’ cash distributions are automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash distributions. Stockholders who receive distributions in the form of stock are subject to the same federal, state and local tax consequences as stockholders who elect to receive their distributions in cash; however, since their cash distributions will be reinvested, such stockholders will not receive cash with which to pay any applicable taxes on reinvested distributions. See “Dividend Reinvestment Plan” in the accompanying prospectus.

Leverage	As of [•], 2014 we had $[•] million of outstanding borrowings under the Credit Facility. The use of leverage may be considered a speculative investment technique, makes our net asset value more volatile and magnifies the potential for gain and loss on amounts invested, thereby increasing the risks associated with investing in our securities. The fact that our base management fee is payable based upon our gross assets, which would include any investments acquired with the use of leverage, may encourage Fifth Street Management to use leverage to make additional investments and discourage deleveraging when it would otherwise be advantageous to do so.

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Anti-takeover Provisions	Our amended and restated certificate of incorporation and bylaws, as well as certain statutory and regulatory requirements, contain certain provisions that may have the effect of discouraging a third party from making an acquisition proposal for us. These anti-takeover provisions may inhibit a change in control in circumstances that could give the holders of our common stock the opportunity to realize a premium over the market price for our common stock. See “Description of Our Capital Stock” in the accompanying prospectus.

Available Information

We are required to file periodic reports, current reports, proxy statements and other information with the SEC. This information is available at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549 and on the SEC’s website at www.sec.gov. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC at (202) 551-8090. This information is also available free of charge by contacting us at Fifth Street Senior Floating Rate Corp., 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830 or by telephone at (203) 681-3600 or on our website at fsfr.fifthstreetfinance.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

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FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in our common stock will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement contains a reference to fees or expenses paid by “you,” “us” or “Fifth Street,” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in us.

Stockholder Transaction Expenses:
Sales load (as a percentage of offering price)		%(1)
Offering expenses (as a percentage of offering price)		%(2)
Dividend reinvestment plan fees	-	(3)
Total stockholder transaction expenses (as a percentage of offering price)		%

Annual Expenses (as a percentage of net assets attributable to common stock):
Management fees		%(4)
Incentive fees under Investment Advisory Agreement (20%)		%(5)
Interest payments on borrowed funds (including other costs of servicing and offering debt securities)		%(6)
Other expenses		%(7)
Total annual expenses		%(8)

(1)	Represents the expected underwriting discount with respect to the shares of our common stock sold by us in this offering.
(2)	The expenses of this offering payable by us (other than the underwriting discount) are estimated to be approximately $[•]. The amount of offering expenses, as a percentage of the offering price of shares to be sold in this offering, is based on a public offering price of $[•] per share, the last reported sales price of our common stock on the NASDAQ Global Select Market on [•], 2014. If the underwriters exercise their option to purchase additional shares in full, the offering expenses borne by our stockholders (as a percentage of the offering price) will be approximately [•]%.
(3)	The expenses of administering our dividend reinvestment plan are included in “other expenses.”
(4)	Reflects the aggregate amount of base management fees we estimate will be payable under our investment advisory agreement during the next twelve months, or $[•] million, which, as required by SEC rules, is calculated based on our net assets (i.e., gross assets held after deduction of all liabilities) rather than our gross assets. Our base management fee under the investment advisory agreement is calculated at an annual rate of 1% of our gross assets (i.e., total assets held before deduction of any liabilities), which includes the assets of our consolidated subsidiary and investments acquired with the use of leverage, and excludes cash and cash equivalents (as defined in the notes to our financial statements). See “Investment Advisory Agreement — Overview of Our Investment Adviser — Management Fee” in the accompanying prospectus. The base management fee is calculated based on the average value of our gross assets at the end of the two most recently completed quarters. The fact that our base management fee is payable based upon our gross assets (i.e., total assets held before deduction of any liabilities, including borrowings) may encourage Fifth Street Management to use debt to make additional investments, thereby increasing the base management fee as a percentage of net assets attributable to common stock. For purposes of this table, we have assumed gross assets of $[•] million, as of[•], 2014, excluding an assumed cash and cash equivalents balance of $[•] million. The use of borrowings for investment purposes increases our gross assets upon which our base management fees are calculated, while our net assets remain unchanged. See “Investment Advisory Agreement — Overview of Our Investment Adviser — Management Fee” in the accompanying prospectus.
(5)	Reflects the aggregate amount of incentive fees we estimate will be payable under our investment advisory agreement over the next twelve months, or $[•] million. The incentive fee consists of two parts. The first part, which is payable quarterly in arrears, is equal to 20% of the excess, if any, of our “Pre- Incentive Fee Net Investment Income” that exceeds a 1.5% quarterly (6% annualized) hurdle rate, subject to a “catch up” provision measured at the end of each quarter. The first part of the incentive fee is computed and paid on income that may include interest that is accrued but not yet received in cash. The operation of the first part of the incentive fee for each quarter is as follows:

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•	no incentive fee is payable to the investment adviser in any quarter in which our Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate of 1.5% (the “preferred return” or “hurdle”);

•	50% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than or equal to 2.5% in any quarter (10% annualized) is payable to the investment adviser. We refer to this portion of our Pre-Incentive Fee Net Investment Income (which exceeds the hurdle rate but is less than or equal to 2.5%) as the “catch-up.” The “catch-up” provision is intended to provide our investment adviser with an incentive fee of 20% on all of our Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply when our Pre-Incentive Fee Net Investment Income exceeds 2.5% in any quarter; and

•	20% of the amount of our Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.5% in any quarter (10% annualized) is payable to the investment adviser (once the hurdle is reached and the catch-up is achieved, 20% of all Pre-Incentive Fee Net Investment Income thereafter is allocated to the investment adviser).

The second part of the incentive fee equals 20% of our “Incentive Fee Capital Gains,” which equals our realized capital gains on a cumulative basis from inception through the end of the year, if any, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. The second part of the incentive fee is payable, in arrears, at the end of each fiscal year (or upon termination of the investment advisory agreement, as of the termination date).

(6)	“Interest payments on borrowed funds (including other costs of servicing and offering debt securities)” represent our estimated annual interest payments and other costs of servicing and offering our debt securities (including loan commitment fees and deferred financing costs) and relate to our expected borrowings during the next twelve months, including under our Credit Facility. Although we expect our borrowings to fluctuate throughout the year, this item is based on estimated average borrowings of approximately $[•] million and an average cost of borrowings of [•]%. The amount of leverage that we employ at any particular time will depend on, among other things, our Board of Directors’ assessment of market and other factors at the time of any proposed borrowing. All fees and expenses related to our borrowings, including interest and the costs of issuing and servicing debt securities, will be indirectly borne by the holders of our common stock.
(7)	“Other expenses” are based on estimated amounts for the next twelve months. These expenses include certain expenses allocated to the Company under the investment advisory agreement, such as travel expenses incurred in connection with the investigation and monitoring of our investments.
(8)	“Total annual expenses” is presented as a percentage of net assets attributable to stockholders because our stockholders bear all of our fees and expenses.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses would remain at the levels set forth in the table above. In the event that shares to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will restate this example to reflect the applicable sales load.

	1 Year	3 Year	5 Year	10 Year
You would pay the following expenses on a 1,000 investment, assuming a 5% annual return…

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The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The example assumes that the 5% annual return is generated entirely through the realization of capital gains on our assets and, as a result, triggers the payment of an incentive fee on such capital gains under our investment advisory agreement. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a greater amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the cash distribution payable to a participant by either (i) the greater of (a) the current net asset value per share of our common stock and (b) 95% of the market price per share of our common stock at the close of trading on the payment date fixed by our Board of Directors in the event that we use newly issued shares to satisfy the share requirements of the dividend reinvestment plan or (ii) the average purchase price, excluding any brokerage charges or other charges, of all shares of common stock purchased by the administrator of the dividend reinvestment plan in the event that shares are purchased in the open market to satisfy the share requirements of the dividend reinvestment plan, which may be at, above or below net asset value. See “Dividend Reinvestment Plan” for additional information regarding our dividend reinvestment plan.

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USE OF PROCEEDS

If we sell shares of our common stock with an aggregate offering price of $[•] million (based on a public offering price of $[•], the last reported sales price of our common stock on the NASDAQ Capital Market on [•], 2014 ), we anticipate that our net proceeds, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $[•] million. We intend to use the net proceeds from this offering to make investments in accordance with our investment objective and strategies described in this prospectus supplement and the accompanying prospectus and may also use such funds for general corporate purposes, including for working capital requirements.

We estimate that it will take [•] months for us to substantially invest the net proceeds of this offering, depending on the availability of attractive opportunities and market conditions. However, we can offer no assurance that we will be able to achieve this goal.

We will invest any idle funds primarily in high quality, short-term debt securities, consistent with our business development company election and our election to be taxed as a RIC, at yields significantly below those we expect to earn on investments in small and mid-sized companies.

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CAPITALIZATION

The following table sets forth our capitalization as of [•], 2014:

•	on an actual basis; and
•	on an as adjusted basis to reflect the sale of [•] shares of common stock in this offering at a price of $[•] per share, after deducting the underwriting discount and estimated offering expenses payable by us.

As of [•], 2014
	Actual	As Adjusted(1)
Assets:
Cash and cash equivalents	$	$
Total investments at fair value	$	$
Total Assets

Long-term debt, including current maturities
Credit facility payable	$	$
Total long-term debt
Other liabilities	$	$
Total liabilities	$	$

Net Assets:
Common stock, $0.01 par value (150,000,000 shares authorized; [•] shares outstanding actual, [•] shares outstanding as adjusted	$	$
Additional paid-in-capital	$	$
Net unrealized depreciation on investments	$	$
Net realized gain on investments	$	$
Total Net Assets	$	$

Total Capitalization	$	$

(1)	We may change the size of this offering based on demand and market conditions. A $0.50 increase (decrease) in the assumed offering price per share would increase (decrease) net proceeds to us from this offering by $ million, assuming the number of shares offered by us as set forth on the cover page of this prospectus supplement remains the same, after deducting the underwriting discount and estimated expenses payable by us. Any additional proceeds to us resulting from an increase in the public offering price or the number of shares offered pursuant to this prospectus supplement will increase our cash and cash equivalents on an as adjusted basis and will be used as described in “Use of Proceeds.”

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SALE OF COMMON STOCK BELOW NET ASSET VALUE

On July 10, 2014, our stockholders voted to allow us to issue common stock at a price below net asset value per share for the period ending on the earlier of (i) the one year anniversary of the date of the stockholder approval or (ii) the date of our 2015 annual meeting of stockholders so long as the price is not more than 25% below the then current net asset value per share of our common stock and the aggregate issuances of shares of common stock pursuant to this authority will not dilute the per share net asset value of our common stock by more than 25% on a cumulative basis. In addition, we cannot issue shares of our common stock below net asset value unless our board of directors determines that it would be in our and our stockholders’ best interests to do so. Sales of common stock at prices below net asset value per share dilute the interests of existing stockholders, have the effect of reducing our net asset value per share and may reduce our market price per share. In addition, continuous sales of common stock below net asset value may have a negative impact on total returns and could have a negative impact on the market price of our shares of common stock. For additional information, see “Sales of Common Stock Below Net Asset Value” in the accompanying prospectus.

The Company will only sell shares of its common stock at a price below NAV per share if the following conditions are met:

•	a majority of our independent directors who have no financial interest in the sale must have approved the sale; and

•	a majority of such directors, who are not interested persons of the Company, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, must have determined in good faith, and as of a time immediately prior to the first solicitation by us or on our behalf of firm commitments to purchase such shares or immediately prior to the issuance of such shares, that the price at which such shares are to be sold is not less than a price which closely approximates the market value of those shares, less any underwriting commission or discount.

Our net asset value per share as of [•], 2014 (the last date prior to the date of this prospectus supplement on which we determined net asset value) was $[•].

In making a determination that this offering of common stock below its net asset value per share is in our and our stockholders’ best interests, our Board of Directors considered a variety of factors including:

•	The effect that an offering below NAV per share would have on our stockholders, including the potential dilution they would experience as a result of the offering;

•	The amount per share by which the offering price per share and the net proceeds per share are less than the most recently determined NAV per share;

•	The relationship of recent market prices of our common stock to NAV per share and the potential impact of the offering on the market price per share of our common stock;

•	Whether the proposed offering price would closely approximate the market value of our shares;

•	The potential market impact of being able to raise capital during the current financial market difficulties;

•	The nature of any new investors anticipated to acquire shares in the offering;

•	The anticipated rate of return on and quality, type and availability of investments to be funded with the proceeds from the offering, if any; and

•	The leverage available to us, both before and after any offering, and the terms thereof.

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Our Board of Directors also considered the fact that sales of shares of common stock at a discount will benefit Fifth Street Management LLC, as Fifth Street Management LLC will earn additional investment management fees on the proceeds of such offering, as it would from the offering of any of our other securities or from the offering of common stock at a premium to net asset value per share.

Sales by us of our common stock at a discount from net asset value per share pose potential risks for our existing stockholders whether or not they participate in the offering, as well as for new investors who participate in the offering. Any sale of common stock at a price below net asset value per share will result in an immediate dilution to many of our existing common stockholders even if they participate in such sale. See “Risk Factors — Risks Relating to Our Common Stock — Shareholders may incur dilution if we sell shares of our common stock in one or more offerings at prices below the then current net asset value per share of our common stock” in the accompanying prospectus.

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UNDERWRITING

[UNDERWRITERS] are acting as lead book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated [•], 2014, each underwriter named below severally agrees to purchase the number of shares indicated in the following table:

Underwriters	Number of Shares

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are purchased, other than the shares covered by the option described below.

Option to Purchase Additional Shares

The underwriters have an option to buy up to an additional [•] shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts

The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by Fifth Street	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $[•].

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

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Lock-up Agreements

We and our officers and directors have agreed with the underwriters, subject to certain exceptions, not to issue, sell, dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date [•] days after the date of this prospectus supplement, except with the prior written consent of each of [UNDERWRITERS].

The [•]-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 30-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the [•]-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the [•]-day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

NASDAQ Global Select Market

Our common stock is listed on the NASDAQ Global Select Market under the symbol “FSFR.”

Price Stabilizations and Short Positions

In connection with the offering, [UNDERWRITERS], on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of such underwriter have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Additional Underwriter Compensation

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses, including acting as underwriters for our securities offerings. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the common shares, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the common shares in any jurisdiction where action for that purpose is required. Accordingly, the common shares may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the common shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell common shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

Notice to Prospective Investors in Australia

This prospectus supplement and accompanying prospectus are not formal disclosure documents and have not been, nor will be, lodged with the Australian Securities and Investments Commission. They do not purport to contain all information that an investor or its professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus supplement and accompanying prospectus do not constitute an offer in Australia other than to persons who do not require disclosure under Part 6D.2 of the Corporations Act 2001 (Australia) and who are wholesale clients for the purposes of section 761G of the Corporations Act 2001 (Australia). By submitting an application for our securities, you represent and warrant to us that you are a person who does not require disclosure under Part 6D.2 and who is a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus supplement or accompanying prospectus is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a person who does not require disclosure under Part 6D.2 and who is a wholesale client.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus supplement and accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement or accompanying prospectus, you should obtain independent professional advice. Please note that (i) our securities may not be offered or sold in Hong Kong, by means of this prospectus supplement or accompanying prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

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Electronic Delivery

The underwriters may make prospectuses available in electronic format. A prospectus in electronic format may be made available on the website maintained by any of the underwriters, and underwriters may distribute such prospectuses electronically. The underwriters may agree with us to allocate a limited number of shares for sale to their online brokerage customers. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

The addresses of the lead book-running managers are: [UNDERWRITERS AND ADDRESSES].

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LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement and certain other legal matters will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington D.C. Certain legal matters related to the offering will be passed upon for the underwriters by [UNDERWRITERS’ COUNSEL].

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of September 30, 2013 and for the period from June 29, 2013 to September 30, 2013, included in this Registration Statement, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in its report appearing in the accompanying prospectus.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus supplement. The registration statement contains additional information about us and our shares of common stock being offered by this prospectus supplement.

We file with or furnish to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Securities Exchange Act of 1934. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

21

[•] Shares

Common Stock

Fifth Street Senior Floating Rate Corp.

Prospectus Supplement

[UNDERWRITERS]

[•], 2014